Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statement (No. 333-197428) on Form S-3, the registration statement (No. 333-205390) on Form S-4, and the registration statements (No. 333-170653; No. 333-139170; No. 333-139167; No. 333-137629; No. 333-116622; and No. 333-98335) on Form S-8 of The J. M. Smucker Company of our report dated March 5, 2015 except for Note 19, as to which the date is August 19, 2015, with respect to the consolidated balance sheets of Blue Acquisition Group, Inc. as of April 27, 2014 and April 28, 2013, and the related consolidated statements of operations, comprehensive income (loss), temporary equity and stockholders’ equity and cash flows for the years ended April 27, 2014, April 28, 2013, and April 29, 2012, which appears in the Current Report on Form 8-K/A of The J. M. Smucker Company dated August 19, 2015.

/s/ KPMG LLP

San Francisco, California

August 19, 2015